EXHIBIT 99.24

[Northrop Grumman Corporation Letterhead]

March 26, 2002

VIA FedEx

TRW Inc.
1900 Richmond Road
Cleveland, OH 44124
Attention:	William B. Lawrence
Executive Vice President, General Counsel and Secretary

Re:    Request for Financial Statements and Auditor’s Consent

Gentlemen:

Northrop Grumman Corporation (“Northrop Grumman”) requests that TRW Inc. (“TRW”) deliver to Northrop Grumman the audited financial statements of TRW, the audit report of TRW’s independent accountants, and such other information as required under Item 11 of Form S-4 (the “S-4”) promulgated under the Exchange Act of 1933, as amended (the “Act”). In the alternative, Northrop Grumman requests TRW’s consent to the incorporation of TRW’s financial statements into the S-4 by reference to TRW’s Annual Report on Form 10K-405, as filed with the Securities Exchange Commission on March 4, 2002. Northrop Grumman further requests that TRW deliver to Northrop Grumman the consent of TRW’s independent auditor to the inclusion of its report in the S-4 as required pursuant to Rule 436 of Regulation C promulgated under the Act.

Any comments or questions should be addressed to counsel to Northrop Grumman:

Christopher LaQuay, Esq.
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Direct Dial: (213) 229-7590
Direct Fax: (213) 229-6590

Very truly yours,

/s/ John H. Mullan
John H. Mullan Corporate Vice President and Secretary